                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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             FORM 4                                                                                           OMB APPROVAL
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[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:           3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:     September 30, 1998
    OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 0.5
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1. Name and Address of Reporting Person *

Cramer Capital Corporation
   (Last)                   (First)                 (Middle)

c/o Cramer, Berkowitz & Company, 100 Wall Street
                            (Street)

New York,                      NY                    10005
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

Access Beyond, Inc. ACCB


3. IRS or Social Security Number of Reporting Person (Voluntary)



4.  Statement of Month/Year

April 1997


5. If Amendment, Date or Original (Month/Year)



6.  Relationship of Reporting Person to Issuer   (Check all applicable)

              Director                      X   10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ----------------------------------------


7.    Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                                  Code    V     Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)  (Instr. 4)
-----------------------------  --------------  --------  ---  ----------  ---   -------  ---------------  -------------  -----------
Common Stock                   4/15/97            P               1,000    A     3.7500                         D
Common Stock                   4/16/97            P               1,000    A     3.8750                         D
Common Stock                   4/17/97            P               3,400    A       3.75                         D
Common Stock                   4/28/97            P               5,000    A       3.25                         D
Common Stock                   4/28/97            P               3,000    A     3.3750                         D
Common Stock                   4/29/97            P               5,000    A       3.50                         D
Common Stock                   4/30/97            P               1,000    A     3.8750     2,858,900 *         D        By general
                                                                                                                         partnership
-----------------------------  --------------  --------  ---  ----------  ---   -------  ---------------  -------------  -----------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 8-92)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6. Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-      cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-        piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)       (Month/Day/
                                            ative         Day/                                                   Year)
                                            Secur         Year)     -------------  -------------------------  ----------------------
                                                                                                                 Date      Expira-
                                                                       Code    V        (A)          (D)         Exer-     tion
                                                                                                                 cisable   Date
--------------------------------------  -------------  -----------  --------  ---  -----------   -----------  -----------  ---------

--------------------------------------  -------------  -----------  --------  ---  -----------   -----------  -----------  ---------


7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------

---------------------  ---------------  -------------  -------------  -------------  --------------

Explanation of Responses:

* The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


CRAMER CAPITAL CORPORATION

/s/ James J. Cramer                                         5/6/97
-----------------------------------------------       ----------------------
    **Signature of Reporting Person                           Date

Name: James J. Cramer
Title: President